UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2025

Packaging Corporation of America

(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 N. Field Court, Lake Forest, Illinois 60045

(Address of Principal Executive Offices, including Zip Code)

(847) 482-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PKG	New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2025, Packaging Corporation of America (“PCA”) entered into two credit agreements (the first credit agreement being the “Commercial Credit Agreement” and the second credit agreement being the “Farm Credit Agreement” and collectively, the “Credit Agreements”) with the lenders, agents and other parties named therein. The Credit Agreements are filed herewith as Exhibits 10.1 and 10.2, which are incorporated by reference herein. The descriptions below do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreements. Capitalized terms not otherwise defined have the meanings given to them in the applicable Credit Agreement, as the context shall require.

The Commercial Credit Agreement includes a $500 million three-year unsecured term loan facility and a $600 million unsecured revolving credit facility. Loans bear interest at the Term SOFR Rate or the Base Rate plus the Applicable Margin, which, under the Commercial Credit Agreement, is determined based upon: (i) in the case of the revolving credit facility, PCA’s Gross Leverage Ratio or Public Debt Rating; and (ii) in the case of the term loan facility, PCA’s Public Debt Rating. The Applicable Margin will range from (w) 0.000% to 0.400% in the case of Base Rate revolving loans; (x) 0.805% to 1.400% in the case of Term SOFR Rate revolving loans; (y) 0.000% to 0.500% in the case of Base Rate term loans; and (z) 0.875% to 1.500% in the case of Term SOFR Rate term loans.

The Farm Credit Agreement is a $500 million seven-year unsecured term loan facility. Loans bear interest at the Term SOFR Rate or the Base Rate plus the Applicable Margin, which is determined based upon PCA’s Public Debt Rating and ranges from (i) 0.850% to 1.350% in the case of Base Rate loans; and (ii) 1.850% to 2.350% in the case of Term SOFR Rate loans. The Farm Credit Agreement also permits PCA to borrow at a fixed rate quoted by the Agent.

Revolving loans under the Commercial Credit Agreement have a five-year term and are available for borrowings for working capital and general corporate purposes. The proceeds of the term loans under the Credit Agreements may only be used to complete the Greif Acquisition and we expect to fully draw upon the term loan facilities under the Credit Agreements at the time of the closing of the Greif Acquisition.

The Commercial Credit Agreement replaces PCA’s old Credit Agreement, dated June 8, 2021 and amended on April 27, 2023 by and between PCA and Mizuho Bank, Ltd. (the “Old Credit Agreement”), which was terminated. The Old Credit Agreement would have expired on June 8, 2026. Except for approximately $27.5 million of letters of credit, (i) no borrowings were outstanding under the Old Credit Agreement and (ii) no borrowings are outstanding under the revolving credit facility included in the Commercial Credit Agreement.

Borrowings under the Credit Agreements will be guaranteed by PCA’s material subsidiaries.

The Credit Agreements contain customary affirmative and negative covenants, including limitations on liens, mergers and consolidations, sales of assets and subsidiary indebtedness, and events of default. PCA is subject to a maximum leverage ratio as calculated on a consolidated basis.

PCA may prepay Base Rate or Term SOFR Rate loans under the Credit Agreements at any time without premium or penalty.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure under Item 1.01 regarding the termination of the Old Credit Agreement is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1

Credit Agreement, dated July 31, 2025 between Packaging Corporation of America, the lenders named therein, Bank of America, N.A., as administrative agent, BofA Securities, Inc., Mizuho Bank, Ltd. and U.S. Bank National Association as joint lead arrangers and bookrunners and Mizuho Bank, Ltd. and U.S. Bank National Association, as co-syndication agents.

10.2

Credit Agreement, dated July 31, 2025 between Packaging Corporation of America, the lenders named therein, CoBank, ACB, as administrative agent and syndication agent and CoBank, ACB, Compeer Financial, PCA and BofA Securities Inc. as joint lead arrangers and bookrunners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA

By:	/s/ Kent A. Pflederer
Executive Vice President and Chief Financial Officer

Date: August 6, 2025